Exhibit 99.1

Immediate Release
Contact: Patrick Nolan
248.754.0884

BorgWarner Reports First Quarter 2024 Results and Increases Full-Year EPS Guidance
Announces Additional Share Repurchase Authorization

Auburn Hills, Michigan, May 2, 2024 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

Charging Forward Update:
•BorgWarner has solidified two high voltage hairpin (HVH) eMotor business wins with XPeng, a leading Chinese Smart EV manufacturer, for use on two upcoming SUV models. The contracts include BorgWarner’s advanced oil-cooling 800V eMotor systems, comprised of stator and rotor components. Start of production is planned for 2025.
•BorgWarner has secured contracts with Polestar and a major European OEM to supply electric Torque Vectoring Disconnect (eTVD) systems for battery electric vehicles (BEVs). BorgWarner’s eTVD is part of the Company’s electric Torque Management System (eTMS), which helps improve BEV traction and safety. BorgWarner’s eTVD is currently in production for the Polestar 3 SUV. Production for the major European OEM is expected to begin later in 2024.
•BorgWarner repurchased approximately $100 million of its outstanding shares during the first quarter.
•BorgWarner announced that its Board of Directors has authorized an additional share repurchase program of up to $500 million to be executed over the next three years. Combined with the $267 million remaining under the Company’s prior authorization, BorgWarner has authorization to repurchase up to $767 million of its outstanding shares.

First Quarter Highlights (continuing operations basis):
•U.S. GAAP net sales of $3,595 million, an increase of 6% compared with first quarter 2023.
◦Excluding the impact of foreign currencies and the net impact of net M&A, organic sales were up 7% compared with first quarter 2023.
•U.S. GAAP net earnings of $0.93 per diluted share.
◦Excluding $(0.10) of net losses per diluted share related to non-comparable items (detailed in the table below), adjusted net earnings were $1.03 per diluted share.
•U.S. GAAP operating income of $295 million, or 8.2% of net sales.
◦ Excluding $44 million of pretax expenses related to non-comparable items, adjusted operating income was $339 million, or 9.4% of net sales.
•Net cash used in operating activities of $118 million.
◦ Free cash flow of $(308) million.

Financial Results (continuing operations basis):
The Company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share. The non-comparable items presented below are calculated after tax using the corresponding effective tax rate discrete to each item and the weighted average number of diluted shares for the periods presented. The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects.

	Three Months Ended March 31,
	2024	2023
Earnings per diluted share	$0.93	$0.72

Non-comparable items:
Merger and acquisition expense, net	0.01	0.03
Restructuring expense	0.06	0.01
Other non-comparable items	0.02	(0.01)
Unrealized loss on debt and equity securities	0.01	0.05
Corporate synergy from spin-off	—	0.02
Tax adjustments	—	(0.01)

Adjusted earnings per diluted share	$1.03	$0.81

Net sales were $3,595 million for the first quarter 2024, an increase of 6% compared with net sales of $3,383 million for the first quarter 2023, primarily due to increased demand for the Company’s products, partially offset by the negative impact of foreign currencies. Net earnings for the first quarter 2024 were $213 million, or $0.93 per diluted share, compared with net earnings of $168 million, or $0.72 per diluted share, for the first quarter 2023. Adjusted net earnings per diluted share for the first quarter 2024 were $1.03, up from adjusted net earnings per diluted share of $0.81 for the first quarter 2023. Adjusted net earnings for the first quarter 2024 excluded net non-comparable items of $(0.10) per diluted share, while adjusted net earnings for the first quarter 2023 excluded net non-comparable items of $(0.09) per diluted share. These items are listed in the table above, which is provided by the Company for comparison with other results and the most directly comparable U.S. GAAP measures. The increase in adjusted net earnings per diluted share was primarily due to the benefit of higher sales, a lower effective tax rate and a lower share count.

Full Year 2024 Guidance: The Company has maintained full year sales and margin guidance, while EPS guidance has increased. Net sales for 2024 are expected to be in the range of $14.4 billion to $14.9 billion, compared with 2023 sales of approximately $14.2 billion. This implies a year-over-year increase in organic sales of 2% to 5%. The Company expects its 2024 eProduct sales to be $2.5 billion to $2.8 billion, up from approximately $2.0 billion in 2023. Foreign currencies are expected to result in a year-over-year decrease in sales of approximately $100 million primarily due to the weakening of the Chinese Renminbi and Korean Won against the U.S. dollar. The Company expects its weighted light and commercial vehicle markets to be in the range of down 2.5% to roughly flat in 2024. The acquisitions of SSE and the Electric Hybrid Systems business segment of Eldor Corporation are expected to increase year-over-year sales by approximately $30 million.

Operating margin for the full year is expected to be in the range of 8.2% to 8.5%. Excluding the impact of non-comparable items, adjusted operating margin is expected to be in the range of 9.2% to 9.6%. Net earnings are expected to be within a range of $3.54 to $3.86 per diluted share. Excluding the impact of non-comparable items, adjusted net earnings are expected to be within a range of $3.80 to $4.15 per diluted share. Full-year operating cash flow is expected to be in the range of $1,325 million to $1,375 million, while free cash flow is expected to be in the range of $475 million to $575 million.

At 9:30 a.m. ET today, a brief conference call concerning first quarter 2024 results and guidance will be webcast at: https://www.borgwarner.com/investors. Additionally, an earnings call presentation will be available at https://www.borgwarner.com/investors.

For more than 130 years, BorgWarner Inc. (NYSE: BWA) has been a transformative global product leader bringing successful mobility innovation to market. Today, we’re accelerating the world’s transition to eMobility -- to help build a cleaner, healthier, safer future for all.

# # #

Forward Looking Statements: This press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should ,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Further, all statements, other than statements of historical fact, contained or incorporated by reference in this press release that we expect or anticipate will or may occur in the future regarding our financial position, business strategy and measures to implement that strategy, including changes to operations, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success and other such matters, are forward-looking statements. Accounting estimates, such as those described under the heading “Critical Accounting Policies and Estimates” in Item 7 of our most recently filed Annual Report on Form 10-K (“Form 10-K”), are inherently forward-looking. All forward-looking statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements.

You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: supply disruptions impacting us or our customers, commodity availability and pricing, and an inability to achieve expected levels of recoverability in commercial negotiations with customers concerning these costs; competitive challenges from existing and new competitors, including original equipment manufacturer (“OEM”) customers; the challenges associated with rapidly changing technologies, particularly as they relate to electric vehicles, and our ability to innovate in response; the difficulty in forecasting demand for electric vehicles and our electric vehicles revenue growth; potential disruptions in the global economy caused by wars or other geopolitical conflicts; the ability to identify targets and consummate acquisitions on acceptable terms; failure to realize the expected benefits of acquisitions on a timely basis; the possibility that our 2023 tax-free spin-off of our former Fuel Systems and Aftermarket segments into a separate publicly traded company will not achieve its intended benefits; the failure to promptly and effectively integrate acquired businesses; the potential for unknown or inestimable liabilities relating to the acquired businesses; our dependence on automotive and truck production which is highly cyclical and subject to disruptions; our reliance on major OEM customers; impacts of any future strikes involving any of our OEM customers and any actions such OEM customers take in response; fluctuations in interest rates and foreign currency exchange rates; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims, or governmental investigations, including related litigation; future changes in laws and regulations, including, by way of example, taxes and tariffs, in the countries in which we operate; impacts from any potential future acquisition or disposition transactions; and the other risks, noted in reports that we file with the Securities and Exchange Commission, including Item 1A, “Risk Factors” in our most recently-filed Form 10-K and/or Quarterly Report on Form 10-Q. We do not undertake any obligation to update or announce publicly any updates to or revisions to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except per share amounts)
	Three Months Ended March 31,
	2024	2023
Net sales	$3,595	$3,383
Cost of sales	2,951	2,806
Gross profit	644	577
Gross margin	17.9%	17.1%

Selling, general and administrative expenses	329	299
Restructuring expense	19	3
Other operating expense, net	1	1
Operating income	295	274

Equity in affiliates’ earnings, net of tax	(5)	(1)
Unrealized loss on debt and equity securities	2	15
Interest expense, net	5	10
Other postretirement expense	3	2
Earnings from continuing operations before income taxes and noncontrolling interest	290	248

Provision for income taxes	62	67
Net earnings from continuing operations	228	181
Net (loss) earnings from discontinued operations	(7)	49
Net earnings	221	230
Net earnings from continuing operations attributable to noncontrolling interest	15	13
Net earnings attributable to BorgWarner Inc.	$206	$217

Amounts attributable to BorgWarner Inc.:
Net earnings from continuing operations	$213	$168
Net (loss) earnings from discontinued operations	(7)	49
Net earnings attributable to BorgWarner Inc.	$206	$217

Earnings per share from continuing operations — basic	$0.94	$0.72
Earnings per share from discontinued operations — basic	(0.03)	0.21
Earnings per share attributable to BorgWarner Inc. — basic	$0.91	$0.93

Earnings per share from continuing operations — diluted	$0.93	$0.72
Earnings per share from discontinued operations — diluted	(0.03)	0.21
Earnings per share attributable to BorgWarner Inc. — diluted	$0.90	$0.93

Weighted average shares outstanding:
Basic	227.7	232.8
Diluted	228.3	234.4

BorgWarner Inc.
Net Sales by Reportable Segment (Unaudited)
(in millions)
	Three Months Ended March 31,
	2024	2023
Air Management	$2,030	$1,979
Drivetrain & Battery Systems	1,159	956
ePropulsion	436	487
Inter-segment eliminations	(30)	(39)
Net sales	$3,595	$3,383

Segment Adjusted Operating Income (Loss) (Unaudited)
(in millions)

	Three Months Ended March 31,
	2024	2023
Air Management	$308	$285
Drivetrain & Battery Systems	158	111
ePropulsion	(62)	(35)
Segment Adjusted Operating Income	404	361
Corporate, including stock-based compensation	65	61
Restructuring expense	19	3
Intangible asset amortization expense	17	17
Merger and acquisition expense, net	2	8
Other non-comparable items	6	(2)
Equity in affiliates’ earnings, net of tax	(5)	(1)
Unrealized loss on debt and equity securities	2	15
Interest expense, net	5	10
Other postretirement expense	3	2
Earnings from continuing operations before income taxes and noncontrolling interest	290	248
Provision for income taxes	62	67
Net earnings from continuing operations	228	181
Net earnings from continuing operations attributable to noncontrolling interest	15	13
Net earnings from continuing operations attributable to BorgWarner Inc.	$213	$168

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions)

	March 31, 2024	December 31, 2023
ASSETS
Cash, cash equivalents and restricted cash	$1,037	$1,534
Receivables, net	3,289	3,109
Inventories, net	1,333	1,313
Prepayments and other current assets	298	261
Total current assets	5,957	6,217

Property, plant and equipment, net	3,766	3,783
Other non-current assets	4,399	4,453
Total assets	$14,122	$14,453

LIABILITIES AND EQUITY
Short-term debt	$445	$73
Accounts payable	2,378	2,546
Other current liabilities	1,046	1,148
Total current liabilities	3,869	3,767

Long-term debt	3,295	3,707
Other non-current liabilities	916	913
Total liabilities	8,080	8,387

Total BorgWarner Inc. stockholders’ equity	5,841	5,828
Noncontrolling interest	201	238
Total equity	6,042	6,066
Total liabilities and equity	$14,122	$14,453

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)
	Three Months Ended March 31,
	2024	2023
OPERATING ACTIVITIES OF CONTINUING OPERATIONS
Net cash (used in) provided by operating activities from continuing operations	$(118)	$59
INVESTING ACTIVITIES OF CONTINUING OPERATIONS
Capital expenditures, including tooling outlays	(190)	(239)
Payments for businesses acquired, net of cash acquired	—	(19)
Proceeds from settlement of net investment hedges, net	12	13
Proceeds from the sale of business, net	3	—
Proceeds from asset disposals and other, net	—	1
Net cash used in investing activities from continuing operations	(175)	(244)
FINANCING ACTIVITIES OF CONTINUING OPERATIONS
Additions to debt	—	1
Repayments of debt, including current portion	(12)	(2)
Payments for purchase of treasury stock	(100)	—
Payments for stock-based compensation items	(23)	(25)
Dividends paid to BorgWarner stockholders	(25)	(39)
Dividends paid to noncontrolling stockholders	(23)	(25)
Net cash used in financing activities from continuing operations	(183)	(90)
CASH FLOWS FROM DISCONTINUED OPERATIONS
Operating activities of discontinued operations	(10)	(71)
Investing activities of discontinued operations	—	(38)
Net cash used in discontinued operations	(10)	(109)
Effect of exchange rate changes on cash	(11)	(4)
Net decrease in cash, cash equivalents and restricted cash	(497)	(388)
Cash, cash equivalents and restricted cash at beginning of year	1,534	1,338
Cash, cash equivalents and restricted cash at end of period	$1,037	$950
Less: Cash, cash equivalents and restricted cash of discontinued operations at end of period	$—	$181
Cash, cash equivalents and restricted cash of continuing operations at end of period	$1,037	$769

Supplemental Information (Unaudited)
(in millions)
	Three Months Ended March 31,
	2024	2023
Depreciation and tooling amortization	$133	$125
Intangible asset amortization	$17	$17

Non-GAAP Financial Measures
This press release contains information about BorgWarner’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures below and in the Financial Results table above. The provision of these comparable GAAP financial measures for 2024 is not intended to indicate that BorgWarner is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, because not all companies use identical calculations, the non-GAAP financial measures as presented by BorgWarner may not be comparable to similarly titled measures reported by other companies.

Adjusted Operating Income and Adjusted Operating Margin
The Company defines adjusted operating income as operating income adjusted to exclude the impact of restructuring expense, merger, acquisition and divestiture expense, intangible asset amortization expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations. Adjusted operating margin is defined as adjusted operating income divided by net sales.

Adjusted Net Earnings
The Company defines adjusted net earnings as net earnings attributable to BorgWarner Inc. adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, and other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense will continue to be included in adjusted net earnings.

Adjusted Earnings per Diluted Share
The Company defines adjusted earnings per diluted share as earnings per diluted share adjusted to eliminate the impact of restructuring expense, merger, acquisition and divestiture expense, other net expenses, discontinued operations, other gains and losses not reflective of the Company’s ongoing operations, and related tax effects. The impact of intangible asset amortization expense continues to be included in adjusted earnings per share.

Free Cash Flow
The Company defines free cash flow as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt.

Organic Net Sales Change
The Company defines organic net sales changes as net sales change year over year excluding the estimated impact of foreign exchange (FX) and the acquisitions of the smart grid and smart energy businesses of Hubei Surpass Sun Electric and the Electric Hybrid Systems business segment of Eldor Corporation.

Adjusted Operating Income and Adjusted Operating Margin (Unaudited)
	Three Months Ended March 31,
(in millions)	2024	2023
Net sales	$3,595	$3,383

Operating income	$295	$274
Operating margin	8.2%	8.1%

Non-comparable items:
Restructuring expense	$19	$3
Intangible asset amortization expense	17	17
Merger and acquisition expense, net	2	8
Corporate synergy from spin-off	—	5
Other non-comparable items	6	(2)
Adjusted operating income	$339	$305
Adjusted operating margin	9.4%	9.0%

Free Cash Flow Reconciliation (Unaudited)
	Three Months Ended March 31,
(in millions)	2024	2023
Net cash (used in) provided by operating activities from continuing operations	$(118)	$59
Capital expenditures, including tooling outlays	(190)	(239)
Free cash flow	$(308)	$(180)

First Quarter 2024 Organic Net Sales Change (Unaudited)
(in millions)	Q1 2023 Net Sales	FX	Acquisition Impact	Organic Net Sales Change	Q1 2024 Net Sales	Organic Net Sales Change %
Air Management	$1,979	$(9)	$5	$55	$2,030	2.8%
Drivetrain & Battery Systems	956	(13)	—	216	1,159	22.6%
ePropulsion	487	(10)	6	(47)	436	(9.7)%
Inter-segment eliminations	(39)	—	—	9	(30)	(23.1)%
Net sales	$3,383	$(32)	$11	$233	$3,595	6.9%

Adjusted Operating Income and Adjusted Operating Margin Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net sales	$14,400	$14,900

Operating income	1,177	1,272
Operating margin	8.2%	8.5%

Non-comparable items:
Restructuring expense	$70	$80
Intangible asset amortization expense	70	70
Merger and acquisition expense, net	2	2
Other non-comparable items	6	6
Adjusted operating income	$1,325	$1,430
Adjusted operating margin	9.2%	9.6%

Adjusted Earnings Per Diluted Share Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
	Low	High
Earnings per Diluted Share from Continuing Operations	$3.54	$3.86

Non-comparable items:
Merger and acquisition expense, net	0.22	0.25
Restructuring expense	0.01	0.01
Unrealized loss on debt and equity securities	0.01	0.01
Other non-comparable items	0.02	0.02
Adjusted Earnings per Diluted Share from Continuing Operations	$3.80	$4.15

Free Cash Flow Guidance Reconciliation (Unaudited)
	Full-Year 2024 Guidance
(in millions)	Low	High
Net cash provided by operating activities	$1,325	$1,375
Capital expenditures, including tooling outlays	(850)	(800)
Free cash flow	$475	$575

Full Year 2024 Organic Net Sales Change Guidance Reconciliation From Continuing Operations (Unaudited)
(in millions)	FY 2023 Net Sales	FX	FY 2024 Acquisition Impact	Organic Net Sales Change	FY 2024 Net Sales	Organic Net Sales Change %
Low	$14,198	$(100)	$30	$272	$14,400	1.9%
High	$14,198	$(100)	$30	$772	$14,900	5.4%